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                                                                     Exhibit 1.1

                          THE ARTICLES OF INCORPORATION
                                       OF
                               MITSUI & CO., LTD.
                              (As of June 27, 2003)

                                   CHAPTER I
                               GENERAL PROVISIONS

(NAME OF THE COMPANY)
     Article 1. The name of the Company shall be Mitsui Bussan Kabushiki Kaisha and it shall be styled MITSUI & CO., LTD. in English.

(OBJECT OF THE COMPANY)
     Article 2. The object of the Company shall be to engage in the following business:
A. Foreign trading business, purchasing and selling business, wholesaling business, agency business and brokerage business, relating to the following commodities:
     a. Ferrous and non-ferrous metals and their raw materials and manufactured goods, and minerals.
     b.   Coal, petroleum, natural gas and other fuels and their by-products.
     c. All kinds of machines and appliances (including measuring instruments and medical apparatus), equipment including manufacturing equipment, communications equipment and antipollution equipment, rolling stock and vehicles, ships and boats, aerospace equipment and aircraft, and parts for the foregoing.
     d. All kinds of chemical products, salt, fertilizers, high-pressure gas, explosives, pharmaceuticals (including medicines, non-medicinal drugs, medicine for veterinary use, narcotics, powerful poison and poison), radio isotope, toilet preparations and their raw materials.
     e. Cereals, sugar, oils and fats, feeds and their raw materials; livestocks, agricultural, dairy and marine products, processed foods, alcoholic beverage and other foodstuffs and drinks.
     f.   All kinds of textile products and their raw materials.
     g.   All kinds of fur products and raw fur.
     h.   Lumber, cement and other building materials.
     i. Rubber, pulp, paper and their manufactured goods; tobacco, cigars, cigarettes and sundry goods.
     j.   Industrial water and drinking water.
B. Exploration, development, manufacturing, processing, scrapping and recycling business relating to the above-mentioned commodities.

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C.   Acquisition, planning, preservation, utilization and disposition of copyrights, patent rights, other intellectual property rights, know-how, system technology, and other software and acting as intermediary in such transactions.
D. Information processing and supply, telecommunications business, broadcasting business, advertising business, publishing business, printing, translation, and production and sales of audio and visual copyright products.
E.   Forestry business, sawing business and lumber processing business.
F.   Movable assets leasing business.
G.   Secondhand goods business.
H. Freight forwarding and agency business, land transportation business, marine transportation business, port transportation business, freight forwarding business, customs brokerage business, shipping agency business and warehousing business.
I. Intermediary business for life insurance, non-life insurance and also for insurance under the Automobile Liability Law.
J. Business as contractor, design of building, supervision and management of various construction works.
K. Acquisition, disposition, leasing, utilization in any other manner and development of real estate and acting as intermediary in such transactions.
L.   Surveying and researching business relating to land, sea and sky.
M. Investment in, purchasing, selling and handling as intermediary of negotiable instruments, etc.
N. Lending moneys, guaranteeing and assuming debts, engaging in the sale and purchase of various credits, dealing in foreign exchange transactions, and conducting any other financing business.
O. Operation and management of medical facilities, sports facilities and restaurants, and hotel business and travel business.
P.   Planning, administration and implementation of various events.
Q. Temporary personnel placement service business, training of personnel for development of appropriate job skills and qualifications, personnel guidance and training business.
R.   Maintenance and management of real estate.
S. Business as investor, commodities investment dealer, commodities investment adviser, trustee for investment trusts, asset manager for investment corporations.
T.   Generation, supply, and sale or purchase of electricity.
U.   Provision of accountancy services.
V. Buying, selling, and derivative transactions for greenhouse effect gas emissions rights and related intermediary services.
W.   Agent and intermediary for credit cards application.
X.   Consultancy business relating to the foregoing items.

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Y.   Other lines of business relating to any of the foregoing items.

(PRINCIPAL OFFICE)
     Article 3. The Principal Office of the Company shall be established in Chiyoda-ku, Tokyo.

(METHOD OF GIVING PUBLIC NOTICES)
     Article 4. Public notices shall be given by inserting them in the Nihon Keizai Shimbun issued in Tokyo.

                                   CHAPTER II
                                     SHARES

(TOTAL NUMBER OF SHARES)
     Article 5. The total number of shares authorized to be issued by the Company shall be 2,500,000,000.

(NUMBER OF SHARES PER UNIT AND NONISSUANCE OF STOCK CERTIFICATES FOR SHARES LESS THAN ONE UNIT)
     Article 6. One unit of the Company's shares shall be composed of 1,000 shares.
     The Company will not issue share certificates representing the number of shares which is less than a full share unit, unless otherwise provided by the Share Handling Regulation.

(INCREASE IN PURCHASE OF SHARES TO MAKE ONE UNIT)
     Article 7. As provided for in the Share Handling Regulation of the Company, any shareholder (here and hereinafter, including beneficiary owners), who holds shares that are less than one unit, may request the Company to sell such number of shares as are necessary to make one unit by adding the number of shares of such shareholder.

(KINDS OF SHARE CERTIFICATES)
     Article 8. The denomination of share certificates to be issued by the Company shall be governed by the Share Handling Regulation established by the Board of Directors.

(TRANSFER AGENT)
     Article 9. The Company shall have a transfer agent with respect to its shares.
     The transfer agent and its place of handling business shall be selected by resolution of the Board of Directors and a public notice shall be given of such matters.
     The shareholders register, the registry of lost shares, and the beneficial owners list of the Company


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shall be kept at the transfer agent's place of handling business, and registration or electromagnetic recording of transfer of shares, procedures for registering lost shares, purchase of shares numbering less than a unit, increases in purchases of shares to make one unit, and other matters relating to shares shall be handled by the transfer agent, and not by the Company.

(RECORD DATE AND CLOSING OF SHAREHOLDERS REGISTER)
     Article 10. Any shareholder with voting right appearing or electromagnetic recording either in the shareholders register or in the beneficial owners list, or in both of them, at the time of the closing of accounts shall be deemed to be the shareholder entitled to exercise shareholder rights at the Ordinary General Meeting of Shareholders concerning such closing of accounts.
     In addition to the preceding paragraph, the Company may, if necessary, set a record date to determine the shareholders or pledgees entitled to exercise their rights or suspend the alteration of entries in the shareholders register for a certain period, by giving advance public notice in accordance with the resolution of the Board of Directors.

(REGULATIONS RELATIVE TO HANDLING OF SHARES)
     Article 11. The registration or electromagnetic recording of transfer of shares, procedures for registering lost shares, purchase of shares numbering less than a unit, increases in purchases of shares to make one unit, and other handling of shares and fees therefor shall be governed by the Share Handling Regulation established by the Board of Directors.

                                   CHAPTER III
                         GENERAL MEETING OF SHAREHOLDERS

(CONVENING OF MEETING)
     Article 12. An Ordinary General Meeting of Shareholders shall be convened in the month of June, every year.
     An Extraordinary General Meeting of Shareholders may be convened from time to time whenever necessity arises.

(CHAIRMAN)
     Article 13. The President of the Company shall act as Chairman of General Meeting of Shareholders.
     In case the President is prevented from so acting, one of the Directors present shall act in his place in the order previously fixed by resolution of the Board of Directors.

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(REQUIREMENT FOR A RESOLUTION)
     Article 14. Except as otherwise provided in the laws and regulations or in these Articles of Incorporation, the resolutions of a General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders present.
     The resolutions of a General Meeting of Shareholders pursuant to Article 343 of the Commercial Code shall be adopted when shareholders having one-third or more of all voting rights of the shareholders are present at the meeting and when the resolutions are approved by a two-thirds of the votes of the shareholders present.

(EXERCISE OF VOTING RIGHTS BY PROXY)
     Article 15. A shareholder may exercise his voting rights by proxy who shall be a shareholder of the Company with voting right.

(MINUTES)
     Article 16. The general procedure and the resultant actions taken at a General Meeting of Shareholders shall be recorded in minutes, to which the Chairman and the Directors present shall affix their names and seals and such minutes shall be kept at the Company.

                                   CHAPTER IV
                        DIRECTORS AND BOARD OF DIRECTORS

(ELECTION)
     Article 17. Directors shall be elected at a General Meeting of Shareholders and for the purpose of resolution for such election, the presence of shareholders having one third or more of all voting rights of the shareholders shall be required.
     The election of Directors shall not be made by cumulative voting.

(TERM OF OFFICE)
     Article 18. The term of offices of the Directors shall expire at the close of the Ordinary General Meeting of Shareholders relating to the last closing of accounts to occur within two years after their assumption of the offices.

(NOTICE OF MEETING OF BOARD OF DIRECTORS)
     Article 19. In convening a meeting of the Board of Directors, notice to that effect shall be sent to each Director and each Corporate Auditor three days prior to the date set for the meeting, provided



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however that this period may be shortened in case of emergency.

(REPRESENTATIVE DIRECTORS AND DIRECTORS WITH SPECIFIC TITLES)
     Article 20. Representative Directors, one of whom shall be the President, shall be selected by resolution of the Board of Directors.
     One Chairman of the Board of Directors and one Vice Chairman of the Board of Directors may be selected by resolution of the Board of Directors. However, in case of necessity, one additional Vice Chairman of the Board of Directors may be selected.

(RULES OF BOARD OF DIRECTORS)
     Article 21. Except as otherwise provided in the laws or regulations or in these Articles of Incorporation, the matters pertaining to the Board of Directors shall be governed by the Rules of the Board of Directors to be established by the Board of Directors.

(EXEMPTION FROM LIABILITY OF DIRECTORS)
     Article 22. The Company may, by resolution of the Board of Directors, limit the liability of a Director to the extent as permitted by laws and regulations.
     The Company may conclude a contract with external directors to limit the liability of such directors to the extent as permitted by laws and regulations.

                                   CHAPTER V
               CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

(NUMBER)
     Article 23. The Company shall have three or more Corporate Auditors.

(ELECTION)
     Article 24. Corporate Auditors shall be elected at a General Meeting of Shareholders and for the purpose of resolution for such election, the presence of shareholders having one third or more of all voting rights of the shareholders shall be required.

 (TERM OF OFFICE)
     Article 25. The term of offices of the Corporate Auditors shall expire at the close of the Ordinary General Meeting of Shareholders relating to the last closing of accounts to occur within four years after their assumption of the offices.

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(NOTICE OF MEETING OF BOARD OF CORPORATE AUDITORS)
     Article 26. In convening a meeting of the Board of Corporate Auditors, notice to that effect shall be sent to each Corporate Auditor three days prior to the date set for the meeting, provided however that this period may be shortened in case of emergency.

(RULES OF BOARD OF CORPORATE AUDITORS)
     Article 27. Except as otherwise provided in the laws or regulations or in these Articles of Incorporation, the matters pertaining to the Board of Corporate Auditors shall be governed by the Rules of the Board of Corporate Auditors to be established by the Board of Corporate Auditors.

(EXEMPTION FROM LIABILITY OF CORPORATE AUDITORS)
     Article 28. The Company may, by resolution of the Board of Directors, limit the liability of a Corporate Auditor to the extent as permitted by laws and regulations.

                                   CHAPTER VI
                                    ACCOUNTS

(CLOSING OF ACCOUNTS)
     Article 29. The accounts of the Company shall be closed on March 31st of each year.

(DIVIDENDS TO SHAREHOLDERS)
     Article 30. Dividends to shareholders shall be paid to the shareholders or registered pledgees appearing or electromagnetic recording either in the shareholders register, or in the beneficial owners list, or in both of them at the time of the closing of accounts.

(INTERIM DIVIDENDS)
     Article 31. The Company may make distribution of money under the provisions of Article 293-5 of the Commercial Code to the shareholders or registered pledgees appearing or electromagnetic recording either in the shareholders register or in the beneficial owners list, or in both of them, as of September 30th of each year.

(BECOMING EFFECTIVE OF CONVERSION)
     Article 32. With respect to the dividends for the business term in which the request for the conversion from the convertible debentures was made, such conversion shall be deemed to have been made at the beginning of that business term.

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     For the purpose of application of the provision of the preceding paragraph, the distribution of money mentioned in the preceding Article shall be deemed as a dividend and October 1st shall be deemed as the beginning of the business term.

(PERIOD OF EXCLUSION REGARDING DIVIDENDS, ETC.)
     Article 33. Any of the dividends paid to shareholders under Article 30 and any of the money distributed under Article 31, remaining unreceived after the lapse of three full years from the respective dates of commencement of payment thereof shall revert to the Company.

                                   CHAPTER VII
                                  MISCELLANEOUS

(TRANSFER AGENT WITH RESPECT TO FOREIGN CURRENCY DEBENTURES)
     Article 34. The Company may have a transfer agent or agents in foreign countries with respect to foreign currency debentures.

                             SUPPLEMENTARY PROVISION

Notwithstanding the provisions of Article 25, the term of office of Corporate Auditors elected to office prior to the conclusion of the Ordinary General Meeting of Shareholders for the fiscal year ended March 31, 2003, will be as it was previously and shall expire at the close of the Ordinary General Meeting of Shareholders relating to the last closing of accounts to occur within three years after their assumption of the offices. This supplementary provision will be eliminated when all corporate auditors to whom this provision applies have resigned.


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